Exhibit 21

SUBSIDIARIES OF THE COMPANY:

NAME                               STATE OF INCORPORATION              PARENT
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Ionatron Technology, Inc.           Delaware                      Ionatron, Inc.
North Star Power Engineering, Inc.  Delaware                      Ionatron, Inc.